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As filed with the Securities and Exchange Commission on January 12, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	99-4448705 (I.R.S. Employer Identification Number)

401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
(310) 394-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Arthur M. Coppola, President
The Macerich Company
401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
(310) 394-6000
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

COPY TO:
 Richard A. Boehmer, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899
(213) 430-6000

Approximate date of commencement of proposed sale to the public:
 From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act, check the following box ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered/ Proposed Maximum Aggregate Offering Price Per Unit/ Proposed Maximum Offering Price/ Amount of Registration Fee

Common Stock ($0.01 par value per share), including associated preferred share purchase rights(1)	(2)

(1)
Each share of Common Stock is accompanied by a preferred share purchase right ("right") pursuant to the Registrant's Agreement, dated November 10, 1998, with Computershare Trust Company, N.A., as rights agent. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the common stock.

(2)
This registration statement registers an unspecified amount of Common Stock as may from time to time be offered at an indeterminate price. The Registrant is relying upon Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, as amended, to defer payment of all of the registration fee.

PROSPECTUS

        We may offer from time to time shares of our common stock, $.01 par value.

        Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each offering of shares of common stock.

        You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

        Our principal executive offices are located at 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, and our telephone number is (310) 394-6000. Our common stock is listed on the New York Stock Exchange under the symbol "MAC."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2006.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 with respect to the securities being offered by this prospectus. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

              Securities and Exchange Commission
              Room 1500
              100 F Street, N.E.
              Washington D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005;

  •
  our Current Report on Form 8-K filed on February 9, 2005;

  •
  our Current Report on Form 8-K filed on April 29, 2005 (as amended by a Form 8-K/A filed on July 5, 2005);

  •
  our Current Report on Form 8-K filed on September 29, 2005;

  •
  our Current Report on Form 8-K filed on January 12, 2006; and

  •
  the descriptions of our common stock and our preferred share purchase rights which are contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                Corporate Secretary
                The Macerich Company
                401 Wilshire Boulevard, No. 700
                Santa Monica, California 90401
                Telephone: (310) 394-6000

2

LEGAL MATTERS

        Certain legal matters will be passed upon for us by O'Melveny & Myers LLP, Los Angeles, California, and by Venable LLP, Baltimore, Maryland, with respect to matters of Maryland law.

EXPERTS

        The consolidated financial statements of The Macerich Company as of and for the year ended December 31, 2004, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from The Macerich Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Pacific Premier Retail Trust as of and for the year ended December 31, 2004 and the related financial statement schedule incorporated in this prospectus by reference from The Macerich Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Macerich Company as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and the consolidated financial statements of Pacific Premier Retail Trust as December 31, 2003 and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of SDG Macerich Properties, L.P., as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, incorporated by reference in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, and have been so incorporated in reliance on such report, given on the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of Wilmorite Holdings, L.P., as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004, included in The Macerich Company's Current Report on Form 8-K dated July 5, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Our estimated expenses in connection with the registration and sale of the securities are as follows, all of which will be borne by us:

SEC registration fee	$	*
Printing and duplicating expenses		120,000
Legal fees and expenses		510,000
Accounting fees and expenses		284,000

New York Stock Exchange Listing Fee		**

Total	$	**

*
Payable in accordance with Rules 456(b) and 457(r).

**
This information is unknown at the time of filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Maryland General Corporation Law permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. Our charter has incorporated a provision that limits the liability of our directors and officers to us and to our stockholders for money damages to the fullest extent permitted by the Maryland General Corporation Law.

        Our charter requires us to indemnify our present and former officers and directors, whether serving us or at our request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. Our charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the Maryland General Corporation Law requires us, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless in either case, a court orders indemnification and then only for expenses. Our bylaws specify the procedures for indemnification and advance of expenses.

        The Partnership Agreement of the operating partnership also provides for indemnification of us and our officers and directors similar to that provided to our officers and directors in the charter, and includes limitations on the liability of our company and our officers and directors to the operating partnership and its partners similar to those contained in the charter.

        We and the operating partnership have entered into indemnification agreements with certain of our executive officers and directors. The indemnification agreements require, among other things, that we and the operating partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. We and the operating partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our director's and officer's liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in our charter and our bylaws and the Partnership Agreement of the operating partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the operating partnership to eliminate the rights it provides.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1.	Underwriting Agreement (to be filed by amendment to this registration statement or under cover of a Current Report on Form 8-K incorporated by reference herein)
4.1	Articles of Amendment and Restatement (filed as Exhibit 3.2 to our Registration Statement on Form S-11, as amended (No. 33-68964) and incorporated herein by reference)
4.2	Articles Supplementary (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)
4.3	Articles Supplementary (Series A Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date February 25, 1998 and incorporated herein by reference)
4.4	Articles Supplementary (Series C Preferred Stock) (filed as Exhibit A to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.5	Articles Supplementary (Series D Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date July 26, 2002 and incorporated herein by reference)
4.6
Articles Supplementary (Reclassification of Shares) effective May 20, 2002 (filed as Exhibit 4.6 to our Registration Statement on Form S-3, as amended (No. 333-88718) and incorporated herein by reference)
4.7	Amended and Restated Bylaws (filed as Exhibit 3.1 to our Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
4.8
Agreement, dated as of November 10, 1998, between us and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A. and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)

4.9	Form of Common Stock Certificate (filed as Exhibit 4.3 to our Amendment to Current Report on Form 8-K/A, event date November 10, 1998 and incorporated herein by reference)
4.10	Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.11	Form of Series D Preferred Stock Certificate (filed as Exhibit 4.13 to our Registration Statement on Form S-3 (No. 333-107063) and incorporated herein by reference)
4.12	Form of Right Certificate (filed as Exhibit B to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
5.1	Opinion of Venable LLP regarding the legality of the securities
8.1	Opinion of O'Melveny & Myers regarding certain tax matters (to be filed by amendment to their registration statement or under cover of a Current Report on Form 8-K incorporated by reference herein)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Venable LLP (contained in Exhibit 5.1)
23.5	Consent of O'Melveny & Myers LLP (to be contained in Exhibit 8.1)
24.1	Power of Attorney (contained on page II-6)

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement and or made in any such document immediately prior to such effective date; and

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  The undersigned registrant hereby further undertakes:

          (1)   That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

          (2)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

          (3)   That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (4)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on January 12, 2006.

THE MACERICH COMPANY
By:	/s/ RICHARD A. BAYER Richard A. Bayer Executive Vice President, Chief Legal Officer and Secretary

        We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Mace Siegel, Dana K. Anderson, Arthur M. Coppola, Thomas E. O'Hern and Richard A. Bayer, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, the power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, effective as of January 12, 2006.

Signature	Title

/s/ MACE SIEGEL Mace Siegel	Chairman of the Board of Directors
Dana K. Anderson	Vice Chairman of the Board of Directors
/s/ ARTHUR M. COPPOLA Arthur M. Coppola	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ EDWARD C. COPPOLA Edward C. Coppola	Senior Executive Vice President, Chief Investment Officer and Director

/s/ JAMES S. COWNIE James S. Cownie	Director
/s/ FRED S. HUBBELL Fred S. Hubbell	Director
/s/ DIANA M. LAING Diana M. Laing	Director
/s/ STANLEY A. MOORE Stanley A. Moore	Director
/s/ DR. WILLIAM P. SEXTON Dr. William P. Sexton	Director
/s/ THOMAS E. O'HERN Thomas E. O'Hern	Executive Vice President, Treasurer and Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

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  PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES